THIRD AMENDMENT TO SUBSERVICING AGREEMENT

THIS THIRD AMENDMENT TO SUBSERVICING AGREEMENT (“Third Amendment”) is made as of January 1, 2011 by and between Crescent Mortgage Company (“Owner/Servicer”) and Cenlar FSB (“Subservicer”).

RECITALS

WHEREAS, Owner/Servicer and Subservicer entered into a certain Subservicing Agreement on or about January 1, 2001 (the “Agreement”); and

WHEREAS, The parties have previously entered into a First Amendment to Subservicing Agreement dated February 19, 2004 and a Second Amendment to Subservicing Agreement dated February 1, 2006; and

WHEREAS, The parties wish to extend the term of the Agreement, add and/or modify some provisions of the Agreement and amend some of the fees charged by Subservicer under the Agreement.

NOW, THEREFORE, in consideration of the mutual recitals, promised and covenants set forth in this Third Amendment and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          The following definitions are added to Article I, Definitions:

1.23          Decisioning Fee:

A fee set forth in Exhibit II that is earned and due and payable by Owner/Servicer to Subservicer when Subservicer has engaged in Loss Mitigation and made (i) a recommendation to Owner/Servicer or Investor or (ii) a decision, if so authorized, to offer or decline relief other than foreclosure to the affected Mortgagor.

1.24          Disposition Fee:

A fee set forth in Exhibit II that is earned and due and payable by Owner/Servicer to Subservicer upon execution of a loan modification or written (formal) repayment plan by the Mortgagor or the receipt of funds by Subservicer of funds representing an approved short sale or receipt of documents representing completion of a deed-in-lieu of foreclosure or an approved assumption of a defaulted Mortgage Loan.

1.25          Loss Mitigation.

Those efforts, other than foreclosure, taken to lessen losses to an Investor when collection efforts have not resulted in a Mortgagor curing a delinquency or if required by Applicable Requirements. Such efforts may include, advising Mortgagors of various relief alternatives to foreclosure, receipt and analysis of a Mortgagor's financial information, determining the value of the Mortgaged Property and recommending to Investor or Owner/Servicer, approval, or denial of a relief alternative, as applicable.

2.	A new section 2.10 Process Changes and Other Services is hereby added to the Agreement as follows:

2.10          Process Changes and Other Services

a.	From time to time during the term of this Agreement, Subservicer or Owner/Servicer may request process changes and/or that Subservicer perform services in relation to the subservicing of the Mortgage Loans that are not contemplated by or included within the Agreement. The implementation of such processes or the performance of such services shall be governed by a Statement of Work (“SOW”) as described in this Section.
b.	The following definitions shall apply for the purposes of this Section:
1.	“SOW Services” shall mean services which may include but are not limited to, consulting, custom programming, design or modification of reports, project management, implementation, and other process changes listed on one or more SOWs executed by Owner/Servicer and Subservicer and which SOWs will be incorporated into and become part of the Agreement.
2.	“Work Product” includes, without limitation, all designs, discoveries, creations, works, work in progress, deliverables, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, business methods, information and materials made, conceived or developed by Subservicer alone or with others which result from the SOW Services.
c.	Subservicer or Owner/Servicer may from time to time initiate a request for SOW Services. If the parties agree, Subservicer will prepare a proposed SOW containing, without limitation:
1.	A description of the SOW Services to be performed including all requirements, and requested deliverables;
2.	The estimated date for delivery of such SOW Services, if applicable; and
3.	The rates, prices, and estimated fees and compensation for such SOW Services, if any.
d.	Upon approval by the parties of an SOW, Subservicer will provide Owner/Servicer with SOW Services set forth in the SOW. Subservicer will use commercially reasonable efforts to meet the estimated delivery date set forth in the SOW.

e.	All such Work Product shall at all times be and remain the sole and exclusive property of Subservicer, or applicable third party engaged by Subservicer.
f.	In the event any express conflict or inconsistency exists between the provisions of an SOW and the provisions of this Agreement, the provisions of the SOW will control with respect to the interpretation of that SOW, provided, however, that the provisions of the SOW will be so construed as to give effect to the applicable provisions of this Agreement to the fullest extent possible.
g.	Change management process.

Owner/Servicer and Subservicer may at anytime agree to additions, deletions, modification or other deviations from the SOW Services (“Changes”). All such Changes shall only be made pursuant to a written change order or other modification to the SOW.

h.	Invoices.

Subservicer will invoice for Owner/Servicer for services and expenses, as provided in the SOW and any related Changes.

i.	Limitation of Liability.

The total liability of Subservicer to Owner/Servicer, for all claims whatsoever related to an SOW or the SOW Services provided thereunder, including any cause of action sounding in contract, tort or otherwise shall be limited to the actual damages and shall not exceed the total amount of all fees paid through the date of claim to Subservicer by Owner/Servicer under the SOW. In no event shall Subservicer be liable for consequential damages of the Owner/Servicer.

j.	Nondisclosure of Confidential or Secret Information.

Owner/Servicer will hold all information related to an SOW or SOW Services supplied to Owner/Servicer by Subservicer, or obtained or prepared in the performance of an SOW as proprietary and confidential information, and Owner/Servicer will not, during the term of an SOW or thereafter, communicate or divulge any such information, knowledge of or data to any person, firm or corporation other than Subservicer, or persons, firms or corporations specifically designated in writing by Subservicer.

3.	The following paragraph shall be added to section 4.1 Subservicing Fee.

Subservicer shall be paid those fees set forth in Exhibit II for engaging in Loss Mitigation and be reimbursed for all related Servicing Advances for the affected Mortgage Loans. Owner/Servicer, and not Subservicer, shall be entitled to all amounts paid or allowed from time to time by the FNMA, FHLMC, HUD, FHA, VA, private mortgage insurer and any Investor as applicable, for engaging Loss Mitigation either directly or through Subservicer.

4.	Effective January 1, 2011, Exhibit II and Exhibit III attached to the Agreement are hereby deleted and replaced with the attached Revised Exhibit II and Revised Exhibit III, respectively.
5.	The first paragraph of section 5.1 Term and Notice is hereby deleted and replaced with the following:

The term of this Agreement shall commence upon the Contract Date and end at twelve o'clock midnight (12:00 A.M. eastern time) on December 31, 2015 except that if neither party shall terminate this Agreement by one hundred twenty (120) days written notice to the other prior to the expiration of the initial term, this Agreement shall renew itself and exist and continue for successive terms of five (5) years each until terminated by such notice.

6.	All other terms of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Subservicing Agreement to be executed as of the day and year first indicated above.

CENLAR FSB		CRESCENT MORTGAGE COMPANY

By:	/s/ Gregory S. Tornquist	By:	/s/ Kelly Byers
Name:	Gregory S. Tornquist	Name:	Kelly Byers
Title:	President and Chief Executive Officer	Title:	CFO
	425 Phillips Boulevard		5901 Peachtree Dunwoody Road
	Ewing, NJ 08618		Atlanta. GA 30328

Exhibit II

Setup Fees
Private Label Live transfer of refinance/cross sell inquiries*	$2,750 set up charge, plus $25/month* $.15 per minute of usage
New Loan Interface built by Cenlar	$7,500
New Loans Originated via interface* Internet/Manual Setup	$7.50 $25.00

Monthly Fees
Subservicing Fee (per loan per month)*	P&I and T&I Custodial Accounts Retained by Crescent Mortgage
	0-2,999	3,000-9,999	Over 10,000
	Loans	Loans	Loans
Conventional Fixed	$6.75	$6.50	$6.25
Conventional ARMs(A)	$7.60	$7.35	$7.10
FHA-VA Fixed	$7.25	$7.00	$6.75
FHA-VA ARMs, EAs(A)	$8.10	$7.85	$7.60
Option ARMs	$8.10	$7.85	$7.60
Note-Effective after initial interest rate adjustment -Monthly/Quarterly ARMs add $0.75
Minimum Monthly Subservicing Fee Amount	$3,000
Interim Servicing Fees (per loan per month)*
Subservicing Fee – All Products	$7.00
Exit Fee (per loan)	$27.50
Default Fees*
In addition to monthly base fee -
30 days Delinquent	$10.00
60 Days Delinquent	$20.00
90 Days Delinquent	$30.00
In lieu of monthly subservicing fees -
120+ Days Delinquent	$40.00
Loans in Foreclosure	$40.00 Conventional; $55.00 FHA/VA
Bankruptcy Loans	$50.00
Government Claims Processing Charges
Part “A” and Part “B” Claim	$150.00 each
Supplemental claim	$75.00
Real Estate Owned – Monthly Fee*	$15.00
Market REO (optional)	½% of Sales Price (min. $500.00)

Loss Mitigation Fees
Decisioning Fee	$500.00
Disposition Fee	$500.00

Late Charges	50/50 Split

Exit Fees
Exit Fee (per loan)
Payoffs	None
Termination Without Cause
< 6 months	$40.00
6-12 months	$30.00
Year 2	$25.00
Year 3 and thereafter	$20.00

Tax and Flood
Tax and Flood Service Contracts	Required by Cenlar

Tax Contract (if placed thru Cenlar)	$70.00
Flood Determination Certification	$18.00
ATSU setup (if client’s Tax Vendor is used)	$7.00

Exhibit III

Optional Services
Welcome Call Program	$5.00 per loan

Monthly Statements
(This item will be increased to reflect postal increases as they occur)	$.63/loan/month

Remote Inquiry System Access	$450 per user account, plus $25/month*

Global Teller Access via Web	5 User accounts included in base pricing
$1.50 per month/per user account	$5,000 set up

Customer Web Access
1. Private Label Webframes, or	$1,500 set, up plus $50/month*
2. Customer Web Access with Single Sign on (SSO)	$5,000 set up

Data Extract Files	$300 setup, plus $25/run

General Ledge/Data Feeds	Setup cost based on defined requirements, plus $500/month*

Project Support
Staff	$50 per hour
Manager/MIS Technical Support	$100 per hour
Senior Manager	$150 per hour

Reports
Standard LPS Reports	No charge
Optional LPS Reports	$25
Ad Hoc Queries and Reports	$85 per hour – min 1 hours
Custom Programming	$125 per hour – min 2 hours + expenses, re-run $65

Other Optional Services as defined by Client	Pricing will be determined based upon Statement of Work (SOW) requirements

*Subject to annual adjustment as set forth in Paragraph 4.1 of the Subservicing Agreement.